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                                                                     EXHIBIT 3.1

                    RESTATED ARTICLES OF INCORPORATION OF
                      MELITA INTERNATIONAL CORPORATION


                                     I.

      The name of the Corporation is Melita International Corporation.

                                     II.

         A. The total number of shares of capital stock that the Corporation shall be authorized to issue is Twenty Million (20,000,000) shares of no par value common stock ("Common Stock").

         B. Each share of Common Stock shall be identical in all respects and for all purposes and entitled to one vote per share in all proceedings in which action may or is required to be taken by the stockholders of the Corporation.

                                    III.

         The registered office of the Corporation shall be at Powell, Goldstein, Frazer & Murphy, 191 Peachtree Street, N.E., 16th Floor, Atlanta, Georgia 30303, in Fulton County. The registered agent of the Corporation at such address shall be Scott Hobby.

                                     IV.

         The mailing address of the principal office of the principal office of the Corporation is Melita International Corporation, Corporate Headquarters, 6630 Bay Circle Norcross, Georgia 30071.

                                     V.

         No director shall have any personal liability to the Corporation or to its shareholders for monetary damages for breach of duty of care of other duty as director, by reason of any act or omission occurring subsequent to the date when this provision becomes effective, except that this provision shall not eliminate or limit the liability of a director for (a) any appropriation, in violation of his or her duties, of any business opportunity of the Corporation;
(b) acts or omissions
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which involve intentional misconduct or a knowing violation of law; (c)
liabilities of a director imposed by Section 14-2-832 of the Georgia Business Corporation Code; or (d) any transaction from which the director derived an improper personal benefit.

                                     VI.

         Any action required by law or by the Bylaws of the Corporation to be taken at a meeting of the shareholders of the Corporation, and any action which may be taken at a meeting of the shareholders, may be taken without a meeting if a written consent, setting forth the action so taken, shall be signed by persons entitled to vote at a meeting those shares having sufficient voting power to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted. Notice of such action without a meeting by less than unanimous written consent shall be given within ten (1) [sic] days of the taking of such action to those shareholders of record on the date when the written consent if first executed and whose shares were not represented on the written consent.

                                    VII.

         The incorporator of the Corporation was Aleksander Szlam, who was then located at 1256 Woods Mill Drive Southeast, Marietta, Georgia 30067.

                                    VIII.

         These Restated Articles of Incorporation amend the original Articles of Incorporation of the Corporation by superseding and replacing the original Articles of Incorporation in their entirety. Each amendment to the original Articles of Incorporation was duly approved by the Board of Directors of the Corporation and by the shareholders of the Corporation in accordance with
Section 14-2-1003 of the Georgia Business Corporation Code.




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         IN WITNESS WHEREOF, Melita International Corporation has caused these
Restated Articles of Incorporation to be executed by its duly authorized officer as of this 4th day of June, 1992.

                                        MELITA INTERNATIONAL CORPORATION


                                        BY:  /S/  ALEKSANDER SZLAM
                                           ------------------------------
                                           TITLE: CHIEF EXECUTIVE OFFICER





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                            ARTICLES OF AMENDMENT
                                     TO
                     RESTATED ARTICLES OF INCORPORATION
                                     OF
                      MELITA INTERNATIONAL CORPORATION


         Pursuant to section 14-2-1006 of the Georgia Business Corporation Code (the "Code"), Melita International Corporation, a Georgia corporation, hereby amends its Restated Articles of Incorporation as follows:

         Article II is hereby amended to read in its entirety as follows:

                                 Article II

         A. The Corporation shall have two classes of stock: Voting Common Stock ("Voting Stock") and Non-Voting Common Stock ("Non-Voting Stock").

         B. The total number of shares of capital stock that the Corporation is authorized to issue is Two Billion (2,000,000,000) shares, which shall consist of Twenty Million (20,000,000) shares of Voting Stock, no par value per share, and One Billion Nine Hundred Eighty Million (1,980,000,000) shares of Non-Voting Stock, no par value per share.

         C. The designations and the powers, preferences, limitations and relative rights of the voting stock and the non-voting stock (collectively referred to as "common stock") are as follows:

         1.      Common Stock Classes Pari Passu.

                 Except as set forth in Section C.2. Below, the Voting Stock and the Non-Voting Stock shall be equal in all respects and treated as a single class of common, including without limitation participating equally in any dividends, distributions in liquidation and other payments, and in any subdivisions and combinations of securities.





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         2.      Voting rights.

                 (a) The holders of Voting Stock shall be entitled to vote on each matter on which the shareholders of the Corporation shall be entitled to vote, and each holder of Voting Stock shall be entitled to one vote for each share of such stock held by such holder.

                 (b) The holders of Non-Voting Stock shall not have any voting rights, except as otherwise required by applicable law, in which case holders of Non-Voting Stock shall vote (at the rate of one vote per share of Non-Voting stock held) as a single class on such matter unless otherwise required by law.

         IN WITNESS WHEREOF, the undersigned duly authorized officer of the Corporation has executed these Articles of Amendment to Restated Articles of Incorporation on the 7th day of February, 1997.


                                        /s/  Aleksander Szlam
                                        ---------------------------------------
                                        Aleksander Szlam,
                                        Chairman of the Board and
                                        Chief Executive Officer




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